Exhibit 3.20

FIRST QUANTUM MINERALS LTD.
8th Floor, 543 Granville Street
Vancouver, B.C.
V6C 1X8

MANAGEMENT INFORMATION CIRCULAR

(Containing information as at April 7, 2006 (unless otherwise noted))

SOLICITATION OF PROXIES

This information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of First Quantum Minerals Ltd. (the “Company”) for use at the annual meeting of shareholders of the Company (the “Meeting”), and any adjournment thereof, to be held on Tuesday, May 9, 2006 at the time and place and for the purposes set forth in the accompanying notice of meeting (the “Notice”). While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company at nominal cost. All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Circular have been approved by the directors of the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy (the “Proxy”) are the Chairman and Chief Executive Officer, and the President, respectively, of the Company. A shareholder wishing to appoint some other person (who need not be a shareholder) to represent the shareholder at the Meeting has the right to do so, by striking out the names of those persons named in the accompanying form of Proxy and inserting the desired person’s name in the blank space provided in the form of Proxy or by completing another form of Proxy.

Shareholders may wish to vote by Proxy whether or not they are able to attend the Meeting in person. Shareholders electing to submit a Proxy may do so by:

(a)	completing, dating and signing the enclosed form of proxy and returning it to the Company’s transfer agent, Computershare Trust Company of Canada (“Computershare”) by fax within North America at 1-866-249-7775 outside North America at 1-416-263-9524, or by mail to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1;

(b)	using a touch-tone phone to transmit voting choices to a toll free number. Shareholders must follow the instructions of the voice response system and refer to the enclosed Proxy for the toll free number, the holder’s account number the Proxy access number; or

(c)	using the internet through the website of Computershare at www.computershare.com/ca/proxy. Shareholders must follow the instructions that appear on the screen and refer to the Proxy for the holder’s account number and the Proxy access number.

A Proxy will not be valid unless the completed form of proxy is received by Computershare, no later than 11:00 a.m. (London Time) May 5, 2006.

A shareholder who has given a Proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered to the offices of Computershare, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law. A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. A person is not a registered shareholder (a “Non-Registered Holder”) in respect of shares which are held either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)), of which the Intermediary is a participant.

Non-Registered Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBOs”. Those Non-Registered Holders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs”. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has elected to send the Notice of Meeting, this Circular and the Proxy (collectively, the “Meeting Materials”) directly to the NOBOs, and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each OBO, unless the OBO has waived the right to receive them.

Intermediaries will frequently use service companies to forward the Meeting Materials to the OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will either:

(i)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the OBO and must be completed, but not signed, by the OBO and deposited with Computershare; or

(ii)	more typically, be given a voting instruction form (“VIF”) which is not signed by the Intermediary, and which, when properly completed and signed by the OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

These securityholder materials are being sent to both registered shareholders and Non-Registered Holders. If you are a Non-Registered Holder, and the Company or its agent has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instruction.

The Meeting Materials sent to NOBOs who have not waived the right to receive meeting materials are accompanied by a VIF, instead of a form of proxy. By returning the VIF in accordance with the instructions noted on it, a NOBO is able to instruct the voting of the Shares owned by it.

VIFs, whether provided by the Company or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares which they beneficially own. Should a Non-Registered Holder who receives a VIF wish to attend the Meeting or have someone else attend on his or her behalf, the Non-Registered Holder may request a legal proxy as set forth in the VIF, which will grant the Non-Registered Holder, or his or her nominee, the right to attend and vote at the Meeting.

Please return your voting instructions as specified in the VIF. Non-Registered Holders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

VOTING OF PROXIES

Shares represented by properly executed Proxies in favour of persons designated in the enclosed form of Proxy will, where a choice with respect to any matter to be acted upon has been specified in the form of Proxy, be voted in accordance with the specification made. Such shares will be voted in favour of each matter for which no choice has been specified by the shareholder.

The enclosed form of Proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed Proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice, and with respect to other matters which may properly come before the Meeting.

In the event that amendments or variations to matters identified in the Notice are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of Proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Circular, management of the Company knew of no such amendment, variation or other matter which might be presented to the Meeting.

VOTING SHARES

The authorized capital of the Company is an unlimited number of common shares without par value (the “Shares”). Only registered holders of Shares are entitled to attend and vote at any meetings of the shareholders of the Company. As at April 7, 2006 there were 62,119,628 Shares issued and outstanding.

RECORD DATE

Only shareholders of record at the close of business on March 28, 2006 who either personally attend the Meeting or who have completed and delivered a form of Proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their Shares voted at the Meeting.

Each shareholder is entitled to one vote for each Share registered in his/her/its name on the list of shareholders, which is available for inspection during normal business hours at Computershare and at the Meeting.

PRINCIPAL HOLDERS OF OUR SHARES

To the knowledge of the directors and executive officers of the Company as at April 7, 2006, there are no persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding Shares other than M & G Investment Management Limited and its affiliates and associates, which collectively hold 7,852,149 or approximately 12.74% of the outstanding Shares as at April 7, 2006.

ANNUAL FINANCIAL STATEMENTS

The audited financial statements of the Company for the year ended December 31, 2005, together with the report of the Company’s auditors thereon, will be presented to the shareholders at the Meeting.

ELECTION OF DIRECTORS

Management of the Company proposes to nominate the persons named in the following table for election as directors of the Company. The term of each of the current directors of the Company will expire at the Meeting and each director elected at the Meeting will hold office until the next annual general meeting of the Company or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the by-laws of the Company, or he becomes disqualified to act as a director.

In the absence of instructions to the contrary, Proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director.

Name, Province or State and Country of Residence and Positions with the Company	Principal Occupation and Directorships(5)	Company Director Since	Securities(6)

Philip K. R. Pascall(4) Western Australia, Australia Chairman, Chief Executive Officer, director	Chairman and Chief Executive Officer of the Company	June, 1996	1,094,545 Shares

G. Clive Newall(4) United Kingdom President, director	President of the Company; non-executive director of Gemfields Resources plc	May, 1996	628,800 Shares

Martin R. Rowley Western Australia, Australia Chief Financial Officer, director	Chief Financial Officer of the Company	March, 1997	Nil

Rupert Pennant-Rea(1)(2)(3)(4)) United Kingdom director	non-executive director of Henderson Group plc, Sherritt International Corporation, PGI plc, British American Tobacco plc, Globalvault Public Limited Company, Electra Kingsway VCT plc, Electra Kingsway VCT 2 plc, Go-Ahead Group plc, Gold Fields Limited and Rio Narcea Gold Mines Ltd.	May, 2001	10,000 Shares

Peter St. George(1)((2)(3) New South Wales, Australia director	non-executive director of Walter Turnbull; non-executive director of SFE Corporation Limited; non-executive director of Spark Infrastructure Group	October, 2003	6,000 Shares

Andrew B. Adams(1)(2)(3) Oakville, Ontario director	corporate director, 2004 to present; director, Vice-President and Chief Financial Officer of Aber Diamond Corporation from 1999 to 2003; non-executive director of Tahera Diamond Corporation, SXR Uranium1 Inc. and Jaguar Nickel Inc.	June 6, 2006	4,000 Shares

(1)	Denotes member of Audit Committee, as defined under the heading “Appointment of Auditors”.

(2)	Denotes member of Compensation Committee, as defined under the heading “Board and Board Committees”.

(3)	Denotes member of Governance Committee, as defined under the heading “Board and Board Committees”.

(4)	Denotes member of EH & S Committee, as defined under the heading “Board and Board Committees”.

(5)	Includes occupations for preceding five years unless the director was elected at the previous annual general meeting of the Company’s shareholders and was shown as a nominee for election as a director in the information circular for that meeting.

(6)	The number of Shares of the Company carrying the right to vote in all circumstances beneficially owned, directly or indirectly, or over which control or direction is exercised by each proposed nominee as of the date of this Circular.

No director of the Company is, or has been in the last ten years, a director or executive officer of any company that, while that person was acting in that capacity: (a) was the subject of a cease trade order or similar order or an order that denied the issuer access to any exemptions under Canadian securities legislation, for a period of more than thirty (30) consecutive days; (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the issuer being the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under Canadian securities legislation, for a period of more than thirty (30) consecutive days; or (c) or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

APPOINTMENT OF AUDITORS

Management of the Company proposes to nominate PricewaterhouseCoopers LLP, Chartered Accountants (“PwC”), for appointment as auditors of the Company to hold office until the next annual general meeting of the shareholders at remuneration to be fixed by the audit committee (the “Audit Committee”) of the board of directors of the Company (the “Board”). PwC were first appointed auditors of the Company on April 16, 1997.

CORPORATE GOVERNANCE

The Board believes that sound corporate governance practices are essential to the well being of the Company and its shareholders, and that these practices should be reviewed regularly to ensure that they are appropriate. National Instrument 58-101 (“NI 58-101”) requires that certain reporting issuers provide disclosure regarding their corporate governance. The Company operates under the guidelines set out in the “Statement of Corporate Governance Practices” attached hereto as Appendix “A”, which, together with the disclosure contained in the rest of this Circular, address the requirements of NI 58-101.

BOARD AND BOARD COMMITTEES

A.	Frequency of Meetings

The Board ordinarily meets at a minimum on a quarterly basis. However, the frequency of Board meetings and the nature of the agenda items will vary depending on the state of affairs and opportunities available to the Company or to risks or issues which the Company faces.

B.	Committees

In addition to the Audit Committee, the Company has a compensation committee (the “Compensation Committee”), a corporate governance committee (the “Governance Committee”), and an environmental, health and safety committee (the “EH & S Committee”), all as outlined in Appendix “A”. The Company also has an executive management committee which is comprised of its Chief Executive Officer, its Chief Financial Officer and its President.

Additional information regarding the mandate of the Board, the composition of the Board, Board committees and other matters concerning the Board are detailed in the Company’s “Statement of Corporate Governance Practices” attached hereto as Appendix “A”. Further information on the Audit Committee, including a copy of its charter, can be found in the Company’s AIF, which is available on SEDAR, the system for Electronic Document Analysis and Retrieval, the publicly accessible database used for the filing of public securities information as required by securities regulatory agencies in Canada, at www.sedar.com.

C.	Meetings Held in 2005

The information below sets out Board and committee meetings held and the attendance of directors for the period January 1, 2005 to December 31, 2005, in accordance with the requirements of NI 58-101.

Summary of Board of Director and Committee Meetings Held

Board	8
Audit Committee	4
Compensation Committee	2
Governance Committee	1
EH & S Committee	1

Summary of Attendance of Directors

Name of Director	Board Meetings Attended	Committee Meetings Attended

Philip K.R. Pascall, executive director	8 of 8	1 of 1

Martin R. Rowley, executive director	7 of 8	N/A(5)

G. Clive Newall, executive director	8 of 8	1 of 1

Rupert Pennant-Rea, independent director	8 of 8	8 of 8

Peter St George, independent director	7 of 8	5 of 6

Andrew B. Adams, independent director(1)	5 of 5	5 of 5

R. Stuart Angus, independent director(2)	1 of 3	1 of 1(3)

Robert Watts, independent director(4)	3 of 3	2 of 3

(1)	Andrew B. Adams was appointed to the Board on June 6, 2005.

(2)	R. Stuart Angus resigned as an independent director and a member of the Compensation Committee on June 23, 2005.

(3)	R. Stuart Angus attended one meeting of the Audit Committee on behalf of Peter St. George.

(4)	Robert Watts resigned as an independent director and a member of the Audit Committee on August 31, 2005.

(5)	“N/A” means not applicable.

D.	Meetings of the Independent Directors

The Company’s independent directors meet, in person and without management and non-independent director presence, at a minimum at each quarterly meeting of the Board and at such other times as the independent directors deem necessary. Other than in person, these meetings may also take place informally over the telephone or electronically by way of e-mail. During the 2005 financial year, the Company’s independent directors met in person four times.

STATEMENT OF EXECUTIVE COMPENSATION

A.	Compensation of Named Executive Officers

The following table sets forth particulars concerning the compensation of the Named Executive Officers, as that term is defined in Form 51-102F6, for the Company’s financial periods ended December 31, 2005, 2004 and 2003:

SUMMARY COMPENSATION TABLE

Name and Principal Position		Annual Compensation			Long Term Compensation Awards and Payouts			All Other Compensation(1)

	Year	Salary(1)	Bonus for the Year(1)	Other Annual Compensation(1)	Securities Under Options Granted (#)	Shares or Units Subject to Resale Restrictions	LTIP Payouts

Philip K. R. Pascall	2005	$452,675	$475,000	$Nil	Nil	N/A	N/A	$Nil
Chairman, Chief	2004	$350,175	$345,000	$Nil	Nil	N/A	N/A	$Nil
Executive Officer	2003	$275,000	$205,000	$Nil	60,000	N/A	N/A	$Nil

G. Clive Newall	2005	$278,500	$200,000	$Nil	Nil	N/A	N/A	$Nil
President	2004	$262,875	$ 64,000	$Nil	Nil	N/A	N/A	$Nil
	2003	$212,502	$ 62,000	$Nil	50,000	N/A	N/A	$Nil

Martin R. Rowley	2005	$342,500	$400,000	$Nil	Nil	N/A	N/A	$Nil
Chief Financial	2004	$315,250	$465,000	$Nil	Nil	N/A	N/A	$Nil
Officer	2003	$247,500	$205,000	$Nil	50,000	N/A	N/A	$Nil

Andrew C. Hancharyk(2)	2005	$ 63,889	N/A	$Nil	25,000	N/A	N/A	$Nil
General Counsel and	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Corporate Secretary	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Michael D. Philpot(3)	2005	$134,167	$Nil	$Nil	Nil	N/A	N/A	$Nil
Vice President,	2004	$161,000	$ 18,500	$Nil	Nil	N/A	N/A	$Nil
Administration and	2003	$130,002	$ 10,000	$Nil	25,000	N/A	N/A	$Nil
Corporate Secretary

(1)	All amounts are expressed as United States dollar amounts, except for those relating to Mr. Hancharyk, which are expressed as Canadian dollar amounts.

(2)	Mr. Hancharyk was appointed as General Counsel and Corporate Secretary on September 6, 2005.

(3)	Mr. Philpot resigned as Vice-President, Administration and Corporate Secretary on February 14, 2005.

B.	Long-Term Incentive Plan

Long-term incentive plan awards (“LTIP”) means “a plan providing compensation intended to motivate performance over a period greater than one financial year”. LTIP awards do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale. No LTIP awards were made to the Named Executive Officers during the most recently completed financial year.

C.	Options and Stock Appreciation Rights (“SARs”)

The Company has in effect a stock option plan (the “2004 Stock Option Plan”) in order to provide incentives to directors, officers and senior management of the Company and to enable the Company to attract and retain experienced and qualified individuals in those positions by permitting such individuals to directly participate in an increase in per Share value created for the Company’s shareholders. Options under the 2004 Stock Option Plan are typically granted in such numbers as reflect the level of responsibility of the particular optionee and his or her contribution to the business and activities of the Company.

Options granted under the 2004 Stock Option Plan typically have a five (5) year term and are fully vested after three (3) years. Options are generally not assignable and, except in certain specified circumstances, terminate upon the optionee ceasing to be employed by or associated with the Company. The terms of the 2004 Stock Option Plan further provide that the price at which Shares may be issued under the 2004 Stock Option Plan cannot be less than the current market price of the Shares on the date immediately preceding the date of grant. As at April 7, 2006, 1,895,000 Shares were issuable pursuant to unexercised options granted and options to purchase a further 1,895,000 Shares remained grantable under the plan.

OPTIONS GRANTED DURING THE MOST
RECENTLY COMPLETED FINANCIAL YEAR

Other than to Mr. Hancharyk, the Company did not grant incentive stock options to Named Executive Officers (“NEO”) of the Company during the 2005 financial year and no Named Executive Officer exercised any options. With respect to Mr. Hancharyk the following information is applicable.

NEO Name (a)	Securities, Under Options Granted (#) (b)	Per cent of Total Options Granted to Employees in Financial Year (c)	Exercise or Base Price (Cdn$/Security) (d)	Market Value of Securities Underlying Options on the Date of Grant (Cdn$/Security) (e)	Expiration Date (f)

Andrew C. Hancharyk	25,000	3.67%	$26.40	$27.00	Sept. 6, 2010
General Counsel
and Corporate
Secretary

AGGREGATE OPTION EXERCISES
DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND
FINANCIAL YEAR-END OPTION VALUES

The following NEO exercised options during the 2005 financial year.

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized (Cdn$)(1)	Unexercised Options at December 31, 2005 (#) Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at December 31, 2005 Exercisable/ Unexercisable(2)

Michael D. Philpot(3)	100,000	$2,008,750	0 / 0	$0 / $0

(1)	Based on the difference between the option price and the closing price of the Company’s shares on the date of exercise which is March 22, 2005.

(2)	In-the-money options are those where the market value of the underlying securities as at December 31, 2005 exceeds the option price.

(3)	Mr. Philpot resigned as Vice-President, Administration and Corporate Secretary on February 14, 2005.

D.	Options and SAR Repricings

The Company has not repriced downward any options held by any NEO during the fiscal year ended December 31, 2005. The Company has never granted any SAR to any NEO or any other officer or employee of the Company though the issuance of SARs is provided for under the 2004 Stock Option Plan.

E.	Defined Benefit or Actuarial Plan Disclosure

The Company does not provide retirement or pension benefits for directors, officers or employees.

F.	Directors’ and Officers’ Liability Insurance

In 2005, the Company maintained directors’ and officers’ liability insurance with a US$20,000,000 annual and per occurrence limit at an annual premium for the period April 8, 2005 to April 8, 2006 of US$137,900. Generally, under this insurance, the Company would be reimbursed for payments made under corporate indemnity provisions on behalf of its directors and officers and individual directors and officers would be reimbursed for losses arising during the performance of their duties for which they are not indemnified by the Company. Excluded from coverage are illegal acts and those acts which result in personal profit. Retention under the Company’s directors’ and officers’ insurance policy is US$100,000.

G.	Termination of Employment, Changes in Responsibilities and Management Contracts

The Company has management agreements with the Named Executive Officers who continue to act as such as at the date of this Circular. The following is a general summary of the material provisions of these agreements.

(a)	The Company may terminate the executive’s engagement for cause following five (5) days written notice, and all compensation and benefits shall cease accruing on the executive’s termination date. In this instance “cause” is defined to mean any breach of the agreement, or inadequate performance of the executive officer’s duties that is not cured within five days following written notice by the Company; unethical practices; intentional disloyalty; repeated insobriety on or off duty; or commission of a civil or criminal offence which may adversely affect the Company’s reputation or interests.

(b)	The Company may terminate the executive’s engagement at any time without cause following six (6) months written notice, or payment of six months salary in lieu of such notice; provided, however, that the Company is not entitled to terminate the executive without cause or provide notice of termination without cause within one (1) year of a change in control of the Company. The executive is not be obligated to mitigate any damages that may be suffered by reasons of the termination without cause by the Company.

(c)	The executive may terminate his engagement for cause following five (5) days written notice to the Company. In this instance, “cause” is defined to mean any material breach of the agreement by the Company, which is not cured within 30 days following written notice by the executive; repeated bad faith attempts to induce the executive’s resignation; or any change in control of the Company, but only if, following the change in control, the authority or duties of the executive have been changed substantially. In such circumstances, any stock options held by the executive will immediately vest in full and the Company will continue to pay the executive’s salary in accordance with its usual procedures, for a period of 30 months after termination.

(d)	The executive may terminate his engagement without cause only with one hundred twenty (120) days advance written notice to the Company. All compensation shall cease accruing upon the executive’s termination date for any termination by the executive without cause.

H.	Composition of the Compensation Committee

The Compensation Committee consists of Messrs. St. George, Pennant-Rea and Adams, independent directors of the Company. Mr. St. George is the chairman of the Compensation Committee.

I.	Report on Executive Compensation

The Compensation Committee is responsible for making recommendations to the Board with respect to the compensation of the executive officers of the Company as well as with respect to the Company’s stock option and other employee benefit plans. The Board (exclusive of the officers of the Company who are also members of the Board) reviews such recommendations and is responsible for ultimately determining executive compensation. The Compensation Committee meets annually in respect of the setting of the compensation of the executive officers of the Company and otherwise as required with respect to matters involving the Company’s stock option and other employee benefit plans.

Generally, compensation is provided by the Company to its executive officers, including its Chief Executive Officer, by way of salary or management fee, bonus and periodically, by grant of stock options. The overall objective of the Compensation Committee is to ensure that executive compensation is fair and reasonable but also sufficient to attract and retain qualified and experienced executives. In the case of the executive officers who have management contracts with the Company, which includes the Chief Executive Officer, certain minimum base salary compensation is prescribed under those contracts, such compensation being initially established under those contracts having regard to the foregoing objectives. There are no specific factors utilized by the Compensation Committee in setting the various components of the overall compensation of the executive officers of the Company, including the Chief Executive Officer.

In terms of the setting of salaries, the Compensation Committee reviews and considers comparisons of executive compensation for other companies operating in the mining industry. However, the Compensation Committee views the growth and development of the Company over the preceding year and specific initiatives undertaken in the year that promote the growth and progress of the Company and the enhancement of shareholder value to be more relevant than comparisons with executive compensation in the mining industry generally. There are no specific performance targets or quantitative or qualitative measures applied by the Compensation Committee in assessing the appropriate levels of compensation; however, the Compensation Committee has particular regard for the recommendations of the Chief Executive Officer in respect of the compensation of the other executive officers of the Company.

At the discretion of senior management, the Company’s employees receive bonuses based on the performance of the Company in the previous financial year. As the Chief Executive Officer, President and Chief Financial Officer are also directors of the Company, their bonuses are reviewed and approved by the Compensation Committee.

Historically, the Compensation Committee viewed stock options as the most appropriate method of providing long-term incentives for senior executives of the Company given that benefits thereunder come only when shareholders at large also generally benefit, thereby aligning the interests of the executives and the shareholders in general. Achieving desirable shareholder return over a sustained period of time requires not only management’s attention to the day-to-day operations of the Company but also to a number of financial and non-financial strategic elements and corporate initiatives that impact shareholder return in both the short-term and long-term. On an ongoing basis, the Compensation Committee believes that stock options promote a high correlation between the level of overall executive compensation and the return to shareholders through appreciation in share price. Nevertheless, the Compensation Committee is at present examining other means of compensating its directors, senior executives and other employees including the issuance of performance-based stock options and units.

In mid 2005, Towers Perrin HR Services was retained by the Company to review the existing compensation schemes applicable to the executives and employees of the Company and provide recommendations to the Board in connection with the effectiveness of the Company’s current long-term incentive program and possible replacements therefor. No new incentive programs applicable to executives were adopted in or respect of the 2005 financial year.

J.	Compensation of Directors

Each director of the Company, other than directors who are also full-time employees of the Company, receives an annual fee of US$36,000 for serving as a director. The lead director receives an additional fee of US$10,000 per year. The lead director role is rotated among the independent directors on an annual basis. Each independent director receives a fee of US$4,000 for each quarterly Board meeting attended in person and US$500 for each committee meeting attended.(1) Except for the chairman of the Audit Committee, who receives an annual fee of US$10,000, the chairman of each committee receives a fee of US$1,000 for each committee meeting attended.(1) All directors’ fees are pro-rated. Directors are also reimbursed for their out-of-pocket expenses incurred in attending directors’ and committee meetings.

All directors are eligible to be granted stock options under the Company’s 2004 Stock Option Plan. During the 2005 financial year, Mr. Adams was granted options to purchase 100,000 Shares on June 6, 2005 at Cdn$20.88 per Share, which vest on June 6, 2008 and expire on June 6, 2010. No other options or units were granted or issued to any of the other directors of the Company during the 2005 financial year.

K.	Performance Graph

The following information and chart compares the Company’s five year share price performance had Cdn$100 been invested in the Company on November 30, 2000 with the performance of the S&P/TSX Composite Index and the TSX Diversified Metals Index over the five recently completed financial years.

Comparison of Five Year Cumulative Total Shareholder Return on the
Common Shares of the Company vs. the S&P/TSX Composite Index and TSX Diversified Metals Index(2)

	2000	2001	2002	2003	2004	2005

TSX Index(3)	$100	$ 86	$ 74	$ 92	$104	$ 126

TSX Diversified Metals Index(3)	$100	$107	$116	$201	$230	$ 333

First Quantum Minerals Ltd.(3)	$100	$ 97	$118	$454	$602	$1,202

(1)	Provided such committee meeting does not take place at the same time as a quarterly Board meeting.

(2)	The Company’s year-end changed from November 30 to December 31 in 2002.

(3)	All amounts expressed are in Canadian dollars.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans as at the 2005 financial year end:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options(1)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)

Equity compensation plans approved	3,104,000	$13.36	2,259,500
by the securityholders

Equity compensation plans not	Nil	N/A	Nil
approved by the securityholders

Total	3,104,000	$13.36	2,259,500

(1)	All amounts expressed are in Canadian dollars.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS TO THE COMPANY

No director, executive officer, proposed nominee for election to the Board, or any associate or affiliate of any such director or executive officer or proposed nominee is or has been indebted to the Company or any of its subsidiaries at any time during the Company’s last completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Circular or any previous information circular and other than transactions carried out in the normal course of business of the Company or any of its affiliates, none of the directors or senior officers of the Company or a subsidiary of the Company, or proposed nominee for election to the Board; no shareholder beneficially owning directly or indirectly, or exercising control or direction over, shares carrying more than 10% of the voting rights attached to the Shares; and no associate or affiliate of any of the foregoing persons, had, during the last completed financial year, any material interest, direct or indirect, in any transaction which materially affected the Company or any of its subsidiaries, or in any proposed transaction which has or would materially affect the Company or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth in this Circular, no director or senior officer of the Company, at any time since the beginning of the Company’s last financial year, nor any proposed nominee for election as a director, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

MANAGEMENT CONTRACTS

The management functions of the Company are not to any substantial degree performed by any person other than the senior officers of the Company. The management contracts govern the services provided by senior officers to the Company, and are described under heading G – Termination of Employment, Change in Responsibilities and Management Contracts.

PARTICULARS OF MATTERS TO BE ACTED UPON

Management of the Company is not aware of any other matters which are to come before the Meeting other than the matters referred to in the Notice. However, if any matters other than those referred to herein should be presented at the Meeting, the persons named in the enclosed Proxy are authorized to vote the Shares represented by the Proxy in accordance with their best judgment.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information about the Company is provided by the Company’s comparative annual financial statements to December 31, 2005, together with the management discussion and analysis thereon. Copies of the Company’s financial statements and its management discussion and analysis for the year ended December 31, 2005 may be obtained by any shareholder of the Company free of charge by request to the Company at:

8th Floor
543 Granville Street
Vancouver, British Columbia
Canada, V6C 1X8.

The contents and sending of this Circular have been approved by the Board.

DATED at Vancouver, British Columbia, this 11th day of April, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

“Philip K.R. Pascall”

Philip K.R. Pascall, Chief Executive Officer

Appendix “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Responsibilities of the Board of Directors and Mandate

Pursuant to the Business Corporations Act (British Columbia), the Board is required to supervise the management of the affairs and business of the Company. The Board’s principal responsibilities are to supervise and evaluate management, to oversee the conduct of the Company’s business, to set policies appropriate for the business of the Company and to approve corporate strategies and goals. The Board is to carry out its mandate in a manner consistent with the fundamental objective of enhancing shareholder value.

In discharging its duty of stewardship over the Company, the Board has the following roles and responsibilities:

(i)	The Board monitors financial performance and considers reviews and approves all significant strategic decisions, including all major decisions relating to acquisitions, divestitures and financing. The Board expects the Company’s senior officers to manage the business of the Company on a day-to-day basis and to keep the Board informed of all significant developments affecting the Company. The Board receives from management regular reports on the Company’s compliance with various legal requirements and internal control procedures, operational/management reports and any other relevant reports.

(ii)	The Company’s overall strategy is developed by management and is reviewed on a quarterly basis by the Board which considers the business of the Company and the political risks and opportunities inherent in it.

(iii)	The Board identifies the principal risks to the Company, and reviews and assesses the methods and systems for managing such risks. In particular, the Audit Committee is responsible for reviewing the adequacy of the Company’s systems for identifying and managing financial risk and is currently undertaking periodic reviews of other major risk areas.

(iv)	The Board regularly considers the integrity, quality and continuity of management required to achieve the Company’s goals. The Board is responsible for reviewing succession planning, senior management development and the performance of management personnel against their respective annual objectives. Annually, the Compensation Committee measures management’s performance and total compensation against the objectives set in the annual budget.

(v)	The Board annually reviews the Company’s relations with shareholders, employees, financial analysts, the media and other stakeholders. The Company’s goal is to outline procedures and practical guidelines for public disclosure and dissemination of material and non-material information about the Company and its subsidiaries. Senior officers are often available to shareholders and, through the investor relations function, they aim to provide clear and accessible information on the Company’s operations and investments. The President is responsible for ensuring the consistency and accuracy of information released to analysts and others and that all such information is in the public domain.

(vi)	The Audit Committee reviews and provides recommendations to the Board on the adequacy of the internal controls. Management and external auditors provide to the Audit Committee regular reports on the Company’s control environment. The internal control procedures are reviewed in detail to ensure they will meet the anticipated new rules and standards.

The Board’s written mandate is categorized into five major functions, the text of which is reproduced below:(1)

(1)	Square bracketed items have been intentionally square bracketed.

“(a)	Selection of the Management

(i)	Appointing and replacing the Chief Executive Officer, monitoring the [Chief Executive Officer’s] performance, determining [Chief Executive Officer’s] compensation and providing advice and counsel in the execution of the [Chief Executive Officer’s] duties.

(ii)	Approving the appointment and remuneration of all corporate officers, having taken advice from the [Chief Executive Officer].

(iii)	Regularly reviewing plans for management succession.

(b)	Monitoring and Acting

(i)	Monitoring the Company’s progress towards its goals, and if necessary revising and altering its direction.

(ii)	Requiring [……] management to take action when performance falls short of goals or other special circumstances [which] warrant change (for example, mergers and acquisitions or changes in control).

(iii)	Approving any payment of dividends to shareholders.

(c)	Strategy Determination

(i)	Participating with management in developing and approving the mission of the business, its objectives and goals, and the strategy by which it proposes to reach those goals.

(ii)	Ensuring that management has correctly identified the principal risks of the Company’s business and is implementing systems that will manage these risks.

(d)	Policies and Procedures

(i)	Ensuring that the Company operates at all times within applicable laws and regulations, and to the highest ethical and moral standards.

(ii)	Monitoring compliance with significant policies and procedures for the Company’s operations.

(e)	Reporting to Shareholders

(i)	Ensuring that the financial performance of the Company is adequately reported to shareholders, other security holders and regulators on a timely and regular basis.

(ii)	Ensuring that the financial results are reported fairly and in accordance with generally accepted accounting standards.

(iii)	Ensuring the timely reporting of any other developments that have a significant and material impact on the value of the Company and in setting out its future plans and strategies.

(iv)	Reporting annually to shareholders on its stewardship for the preceding year.”

Composition of the Board of Directors and Board Independence

The Company currently has six directors, three of whom (Rupert Pennant-Rea, Peter St. George and Andrew Adams) qualify as unrelated directors, independent of management and free from any interest or business relationship which could, or could be perceived to materially interfere with, their ability to act in the best interests of the Company. Philip K.R. Pascall, G. Clive Newall, and Martin R. Rowley do not qualify as independent directors due to their management positions with the Company and make up the Company’s executive management committee. As at the date of the Circular to which this Appendix “A” is attached, a majority of the directors of the Company is not independent. The Board is of the view that a slate of seven directors with a majority being independent is most appropriate for effective decision-making. However, the Board has been effective in governing with six directors as there has been a vacancy on the Board since the resignation of Mr. Angus in June of 2005. The Board is in the process of reviewing candidates for an additional independent director position, as the Board has, in the last few years, been composed of seven directors, four of whom have been independent. The list of existing directorships of the Company’s directors and the schedule of meetings held by independent directors at which non-independent directors and members of management were not in attendance for 2005 can be found earlier in the Circular under the heading “Meetings Held and Attendance of Directors”.

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The Company does not have a significant shareholder with the ability to vote a majority of the outstanding shares of the Company for the election of directors.

The Chairman and Chief Executive Officer, the President and the Chief Financial Officer of the Company are active and central members of management of the Company.

The Board believes that adequate structures and processes are in place to facilitate the functioning of the Board independently of the Company’s management. The Audit Committee, the Compensation Committee and the Governance Committee consist entirely of directors who are independent of the Company’s management. The EH & S Committee consists of two non-independent directors and one independent director.

At present, the Company’s Chairman is not an independent director. The Board has appointed a lead director who is an unrelated director, a position that rotates annually among the unrelated directors. Mr. St. George is currently the lead director. It is the lead director’s responsibility to provide leadership to enhance the Board, the Board committees and the individual effectiveness of Board members, including Board evaluation.

The Board has not yet constituted a nominating committee for the purpose of proposing to the full Board new nominees for election as directors, for assessing individual directors or for assessing the effectiveness of the Board as a whole and the committees of the Board on an ongoing basis. However, given the size and composition of the Board, the Governance Committee also performs the function of director nomination.

Management and the Board have established procedures, appropriate to the individual, for orienting and educating new directors to the Board and have a process for the continuing education for all directors.

Board Committees

The Board has established four committees: the Audit Committee, the Compensation Committee, the Governance Committee and EH & S Committee.

The Audit Committee is comprised of three directors, all of whom are independent directors. The Audit Committee is comprised of Messrs. Adams, Pennant-Rea and St George. The chairman of the Audit Committee is Mr. Adams. The Audit Committee operates under the guidelines of the Audit Committee charter, which states that each member of the Audit Committee is to be considered financially literate and that at least one member must have considerable accounting and related financial experience. The Audit Committee reviews the annual and quarterly financial statements of the Company, oversees the annual audit process and the Company’s internal accounting controls and the resolution of issues identified by the Company’s auditors. It recommends to the Board a firm of independent auditors to be nominated for appointment by the shareholders at the Company’s next annual general meeting. In addition, the Audit Committee meets annually with the external auditors of the Company, both with and without the presence of any other members of management. Further information on the Audit Committee, including a copy of its charter, can be found in the Company’s AIF, which is available on SEDAR at www.sedar.com.

The Compensation Committee is comprised of three directors: Messrs. Adams, St. George and Pennant-Rea, all of whom are independent directors. The chairman of the Compensation Committee is Mr. St. George. The Compensation Committee recommends the salary and benefits of the executive officers of the Company, determines the general compensation structure, policies and programs of the Company, administers the Company’s stock option plan, and delivers an annual report to shareholders on executive compensation.

The Governance Committee is comprised of independent directors: Messrs. Pennant-Rea, St. George and Adams. The chairman of the Governance Committee is Mr. Pennant Rea. The Governance Committee advises the Board as to corporate procedures in order to address the issues of corporate governance within the organization, defines limits of management’s responsibilities and identifies new directors for consideration by the Board.

The EH & S Committee is comprised of three directors: Mr. Pascall, Chairman and Chief Executive Officer of the Company; Mr. Newall, President of the Company; and Mr. Pennant-Rea, who is an unrelated director. The chairman of the EH & S Committee is Mr. Pascall. The EH & S Committee is committed to balancing the protection of human health and the natural environment in the regions in which the Company operates with the need for economic growth.

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Position Descriptions

The Board has developed written position descriptions for each of the Chairman, the Chief Executive Officer, the President and the Chief Financial Officer. The Board has not developed written descriptions for the chairman position of any other committee of the Board. The Board believes that as each of these positions, other than chairman of the EH & S Committee, are held by independent directors, and that each of the committee chairman ultimately report to the Board, no written descriptions for committee chairman positions are necessary at this time.

Orientation and Continuing Education

The Board reviews its own composition on an annual basis. A prospective candidate must fully understand the role of the Board and the contribution expected of him or her. Once appointed or elected, new directors are fully briefed, on an initial and ongoing basis, on the activities of the Company. Site visits are encouraged as is continuing education. Directors are reimbursed for any reasonable out-of-pocket expenses, including any continuing education courses taken in connection with their duties to the Company.

Shareholder Feedback and Concerns

The Company manages a shareholder relations program under the direction of its President, Mr. Newall, with the assistance of the Company’s Manager of Corporate Communications, Geoff Chater. The program involves meeting with a broad spectrum of investors, including briefing sessions for analysts, investment fund managers, members of the press and the public to discuss reported financial results and other announcements by the Company. Shareholders, other stakeholders and the public are informed of developments in the Company by the issuance of press releases, all of which are reviewed and approved by the Chief Executive Officer, the President, the Chief Financial Officer and, in most cases, the Board.

Management of the Company is available routinely to shareholders to respond to questions and concerns. Shareholder concerns are dealt with on an individual basis, provided a legitimate request for information is made. The response will depend ultimately on the kind of information requested. Significant concerns are brought to the attention of the management of the Company or the Board.

Under its written mandate, the Board is required to oversee the Company’s communications policy. The Board monitors the policies and procedures that are in place to provide for effective communication by the Company with its shareholders and with the public generally.

Expectations of Management

The Board expects management of the Company to conduct the business of the Company in accordance with the Company’s ongoing strategic plan and to meet or surpass the annual and long-term goals of the Company set by the Board in consultation with management. As part of its annual strategic planning process, the Board establishes its expectations of management both over the next financial year and in the context of the Company’s long-term goals. The Board then reviews management’s progress in meeting these expectations throughout the calendar year.

Ethical Business Conduct

(i)	Code of Conduct

The Board has adopted a code of conduct (the “Code”) for directors, officers and other employees of the Company. A copy of the Code can be found on SEDAR at www.sedar.com. Compliance with the Code is encouraged at every level of the Company. Employees who are aware of Code breaches must, under the Code, report them to their supervisors or superiors, as the case may be. Employees who breach the Code may be subject to disciplinary action up to and including termination. Matters serious enough in nature are brought to the attention of the Board as management must submit recommendations regarding actions to be taken with respect to alleged breaches to the next level of management for written recommendations as to what actions are to be taken.

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The Code contains conflict of interest provisions which require employees (including officers) to disclose in writing to their immediate supervisors all business, commercial or financial interests or activities which might reasonably be regarded as creating an actual or potential conflict with their duties of employment. An employee in a situation of conflict of interest is given sufficient time to address the conflict; however, any decision on disciplinary action, including potential termination of an employee in a conflict of interest situation, is at the discretion of management.

The Company’s policy relating to directors specifically requires that where a director has any direct or indirect interest in a proposed contract or transaction with the Company, or holds any office or possesses any property whereby, directly or indirectly, a duty or interest might be created that is in conflict with his duty or interest as a director to the Company, the director must disclose the nature and extent of that interest and any inherent conflict associated therewith at the earliest opportunity at a meeting of the Board.

(ii)	Social Commitment and Responsibility

In addition to any other policy described herein, the Company has adopted policies relating to the social and well being of its employees, including policies on the HIV virus, whistle-blowing and human rights. Management and the Board believe that the existence of these policies is important to promote a culture of ethical business conduct, both within the Company and by the Company.

Assessments of Directors

Directors of the Company are assessed on an annual basis by the Chairman for effectiveness and contribution to the Company. The assessment includes the completion by each director of a comprehensive questionnaire; the review and evaluation by the Chairman of each completed questionnaire; and a subsequent “one-on-one” session between the Chairman and each director in which the Chairman and the director discuss the director’s role on the Board and his contribution to the Board and the Company.

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